Exhibit 99.3

August 16, 2021, 8:30am Eastern Time

MICT Second Quarter 2021 Conference Call Script

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Participants

Darren Mercer - Chief Executive Officer

Moran Amran- Controller

Scott Gordon - Investor Relations, Core IR

Operator

Ladies and gentlemen, thank you for standing by. Good morning and welcome to the MICT Second Quarter 2021 financial results and corporate update conference call. At this time, all participants are in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0”. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad. To withdraw your question, please press “*” then “2”.

Participants of this call are advised that the audio of this conference call is being broadcast live over the internet and is also being recorded for playback purposes. A webcast replay of the call will be available approximately one hour after the end of the call through November 16, 2021.

I would now like to turn the call over to Scott Gordon, President of COREIR, the Company’s investor relations firm. Please go ahead, sir.

Scott Gordon

Thank you, Operator. Good morning, everyone and thank you for joining us for the MICT Second Quarter 2021 financial results and corporate update conference call. Joining us today from MICT are:

Darren Mercer, Chief Executive Officer of MICT and Moran Amran, controller for MICT.

During this call, management will be making forward-looking statements, including statements that address MICT’s expectations for future performance or operational results. Forward-looking statements involve risks and other factors that may cause actual results to differ materially from those statements. For more information about these risks, please refer to the Risk Factors described in MICT’s most recently filed annual reports on Form 10-K and quarterly report on Form 10-Q, the Form 8-K filed with the SEC today, and MICT’s press release that accompanies this call, particularly the cautionary statements in it.

The content of this call contains time-sensitive information that is accurate only as of today, August 16, 2021. Except as required by law, MICT disclaims any obligation to publicly update or revise any information to reflect events or circumstances that occur after this call.

It is now my pleasure to turn the call over to Darren Mercer, Chief Executive Officer - Darren?

Darren Mercer, Chief Executive Officer

Thank you, Scott, and thank you all for joining us on the call and the webcast today.

Slide #3 - Q2-21 Accomplishments

We are very pleased to report that for the second consecutive quarter, we have achieved record revenues for the company, with second quarter revenue up 38 percent over the first quarter of 2021. This is due to the success of our insurance business, in which we achieved a 50 percent increase quarter-over-quarter, with Q2 revenues of $12.3 million, compared to $8.2 million in Q1 2021. This increase was driven by our strong growth in the B2B insurance product market.

In February, we completed the acquisition of Magpie Securities, providing us with the required licenses and permits to operate an online platform, which enables us to offer stock trading on major stock exchanges in Hong Kong and the United States and China. This represents a large opportunity in a sector which is experiencing very rapid growth. We are in our final stages of testing our stock trading platform as we prepare for its official launch, which is currently scheduled for mid-September.

In the first quarter, we also entered into an exclusive partnership with Shanghai Petroleum and National Gas Trading Center, which enables us to offer oil and gas trading with clients of our partner, representing approximately 20% of China’s oil and gas trade. We are currently building out this trading platform and expect to launch by the end of September

Additionally, in the second quarter, as a result of an offering by Micronet, our stake in Micronet was reduced to approximately 37%, so Micronet’s financial statements will no longer be consolidated with MICT.

Importantly, on May 27th, MICT was added to the MSCI USA Micro Cap Index. We believe this addition will enhance the liquidity of our stock as well as increase its visibility.

Finally, we have very strong balance sheet with $114M in cash, as of June 30, 2021. This will provide us with the ability to execute our plan and support our organic and inorganic growth.

[Next Slide, please]

Slide #4 – Q2-21 Performance & Liquidity

We have made significant progress during the past quarter. We grew our insurance brokerage business by 50% over Q1 as a result of the acquisition of the nation-wide insurance license throughout China. What’s particularly exciting about this accomplishment is that we believe it is merely the beginning of the successful operation of our insurance business. This revenue ramp up has been a result of strictly b2b sales in working with affiliate brokers to offer packages to professionals. As we’ll discuss shortly, we are now preparing to ramp up that business into more B2B2C products that we aim to distribute through a number of online channels, followed by direct B2C products, many of which are both custom designed and of significantly higher margin compared to our current B2B offerings. The groundwork we’re laying by attracting large multiples of underlying insurees provides a strong and considerable platform for what we anticipate to be both repeat insurance business and new insurance instrument sales at much higher margins as we migrate from B2B to B2C.

In addition, we have made significant progress in preparing and testing Magpie, our stock trading app in preparation for its upcoming anticipated launch mid-September, followed by the launch of a commodities trading platform expected to launch by the end of September. The initial focus for this segment will be the oil and gas markets.

As we just mentioned, our Micronet stake was reduced to approximately 37% resulting in the elimination of this entity from being consolidated onto our P&L. With Micronet removed from our consolidated income statement, we will now be able to provide investors a clear view of our core segments, enabling them to more clearly monitor our progress.

Finally, and perhaps most significantly, we have, following several offerings, amassed significant cash resulting in $114M on our balance sheet as of June 30. This strong cash position has multiple advantages throughout our business segments, including the build-out of our new businesses, while also providing significant runway to support the earlier discussed growth of both of our trading segments.

[Next slide, please]

Slide #5 – Fintech: Insurance Business

As we previously discussed, we launched our insurance business in late December of last year, achieving revenue even in the short weeks following that initial launch. In our first full quarter of operation, Q1, we generated $8.2 million in this segment and then in Q2, we grew revenue in this segment by 50% sequentially to $12.3 million. The nationwide license that we acquired enables us to sell a full range of insurance products throughout China, providing a massive opportunity for us to grow this segment. With a penetration rate of only 4.4% in the China insurance market, the market is still in its very early stages, providing us with a significant opportunity to build this business. Now we are in the process of being able to expand on that progress even further by obtaining the local licenses necessary to significantly expand our network of brokers on our system, allowing more localized and specialized insurance products by region, thereby growing that business into a wider opportunity for our higher-margin B2B2C business and eventually moving to and even higher margin B2C product offering. We believe our business will not only grow from a rapidly growing market, which is growing at a CAGR of over 40%, but also from our ability to cross-sell our products through our B2B relationships. The 50% growth that we had over the first quarter is just the very beginning of long tail of growth that we expect to generate in this segment. We are also currently exploring relationships with additional online platforms with the intention to significantly expand our user base, providing additional access to direct customers, ultimately facilitating the emergence of a B2C platform that would then allow us to access networks of customers directly. We believe this will be a significant driver toward the selling of these bespoke and higher margin B2C offerings and look forward to providing updates on progress in this area.

Slide #6 – Fintech: Stock Trading Business

The second quarter has also been very productive with regards to our stock trading business, specifically our Magpie trading app, which is in the final stages of testing, with a scheduled launch of mid-September.

We are particularly excited about our upcoming launch and believe that our offering will be among the best in the market. Our license from the Hong Kong SFC, one of the premier exchanges in the world, will drive confidence and trust between the provider and customer, driving strong customer acquisition. In addition, having a direct license provides advantages over others’ third-party licenses that frequently experience trading delays. Also, our software is proprietary and provides flexibility for product development that other standardized programs are unable to offer. In addition, we believe Magpie to be very competitive with current offering and will offer improved features in a number of areas compared to the current offerings in the marketplace. Our strong balance sheet, with approximately $114 million in cash, provides the ability to offer significant margin financing capability, which carries extremely high margins. Finally, we have access to a large and growing database that will provide the ability to target a wide customer base.

Slide #7 – Fintech: Oil and Gas Commodities

Our commodities trading business, which rounds out our fintech offerings in China and Southeast Asia, provides a significant opportunity. Through our relationship with Shanghai Petroleum and Natural Gas Trading Center, we have direct access to their customers, who account for approximately 20% of China’s Oil and Gas trading. Our offering in this segment will provide trade execution, margin financing and trade clearing capabilities. Our large cash balance will enable us to provide highly profitable margin financing with these customers. We are prudently working on fine-tuning this platform and expect our initial launch by the end of September, and we expect to see continued growth of this division through Q4 as we regularly onboard new clients to use the platform throughout 2021 and into next year.

I’d like to now take a moment to discuss the MicroNet business and the changes in how we report this since last quarter.

Next slide, please…

Slide #8 – Micronet: Developments

Given our new focus on the fintech market, Micronet has become a non-core business. In the second quarter, as a result of a Micronet offerg in, our ownership was reduced from approximately 50.3% in Q1 to approximately 37% in Q2. As a result of this change, this business is no longer consolidated into our P&L, but accounted as a one-off below the line gain or loss attributable to non-controlling interests.

With Micronet not being consolidated with our P&L, our investors will be able to clearly see the performance of our fintech segments increasing transparency withing their financials.

As of Q2 and beyond, Micronet will be accounted for using the equity method as a long-term investment. The value of this investment as of June 30 was $965,000.

Next slide please…

Slide #9 – First Half Accomplishments vs. Second Half Targets

As you can see, the first half of 2021 has been extremely busy and successful, and we have achieved record revenues quarter over quarter. And while we have made significant progress since the beginning of 2021, much of the work is just the beginning of laying the foundation for success, while still reaping in benefit along the way. We have put our Chinese national licenses in place, particularly for our insurance and stock trading businesses, developed these trading platforms and sought and solidified multiple partnerships that are now poised to drive dramatic growth in the coming years. Now that many of these resources are firmly in place, we are extremely excited for the potential successes we anticipate in the second of the year. For example, having launched our insurance business and secured our Chinese national licensing to set up a strong B2B product offering, we have secured significantly more localized Chinese licensing and developed partnerships and alliances to allow for more penetration into the higher margin B2B2C market. Ultimately we expect to create relationships with additional online platforms to more directly reach the B2C market, offering it the highest margin insurance offerings, including the potential offering of health insurance products.

Similarly, we created the infrastructure for our Magpie offering during the first half of the year, including securing all the required Chinese regulatory approvals needed to offer securities trading on all the major stock exchanges in Hong Kong, US and China. With those licenses in hand, we have been working non-stop on the development of the Magpie trading app, which, upon its anticipated launch in mid-September, will make a significant contribution to revenues in the second half.

Finally, from the commodities trading perspective, all of the necessary pieces to create a successful enterprise are in place, including partnering with Shanghai Petroleum and Natural gas, whose clients account for 20% of China’s oil and gas trade. Following our diligent efforts building this platform, we are expecting to launch by the end of September, shortly following the Magpie launch, and securely placing MICT at the forefront of financial technology offerings in the Asia market. I continue to be both enthusiastic and optimistic about our business, as quarter over quarter during 2021 we have seen exponential growth even as we are just getting started. Given that we are merely at the beginning of each of these offerings, and the feedback we’ve already received has been tremendous, I believe there is reason for optimism and perhaps toward the end of 2021, celebration.

I would now like to turn the call over to Moran Amran for a financial review of the quarter.

Slide #10 – MICT Q1 2021 Results

MORAN:

Thank you, Darren. Revenue in the second quarter was $12.3 million versus $8.9 million in Q1, an increase of 38%. Adjusted for the $726,000 in Q1, which was from consolidating Micronet.

growth was 50%, primarily from the ramp in the insurance division, which was launched in late December.

Gross profit in Q2 was $0.7 million versus $1.9 million in the first quarter. The decline in gross profit from the prior quarter was a result of an increase in incentives used to attract critical mass of new insurance brokers and their customers, as well as seasonal reductions in insurance company rates. Margins are expected to recover in Q3 and beyond.

R&D expenses in Q2 were $388,000 versus $231,000 in the prior quarter.

Selling & marketing expenses in Q2 was $1.3 million versus $1 million in the first quarter.

General and administrative expenses in Q2 were $14.9 million versus $4.6 million in Q1. The increase in G&A versus the prior quarter was driven by non-cash issuance costs of shares and options to Directors officers and employees of approximately $8.8 million.The operating loss in Q2 was $16.6 million versus a loss of $4.8 million in Q1. Excluding the $8.8 million of stock and option based compensation, adjusted operating loss was only $7.8 million.

Net loss attributable to MICT in the second quarter was $18.4 million versus $4.5 million in the first quarter. The increase in the operating loss and the net loss was the result of higher operating expenses associated with the Company’s launch into the China fintech market.

Slide 11 please…

We have made significant improvements to our balance sheet in 2021 after executing a couple of capital raises. As a result, our cash balance increased to $114 million, up from $29 million at year-end.

Back to you, Darren.

DARREN:

Thank you, Moran.

As I hope you can clearly see, we have already made exceptional progress during the first half of 2021, and MICT is now well positioned to see significant impact from the emerging Chinese fintech market. Our insurance business, already at significant revenue, is poised for expansion beyond our original B2B services and into emerging b2b2c and b2c offerings that include both tailored products based on market, but also health insurance and other high-margin, in-demand products.

We anticipate the launch of a well-planned, innovative stock trading platform driven by a targeted marketing strategy and our already significant investment in our software development, acquisition of Magpei and our highly experienced management team. We also expect to launch our commodities and futures trading platform shortly thereafter, which is supported through our unique relationship with a major player in the Chinese Oil and Gas industry.

We have an extremely strong balance sheet with $114 million in cash, which will enable us to execute on our growth strategy, providing both the insurance division and stock trading division significant resources to support their current respective growth plans and support margin trading that will result in larger profit opportunities.

We are just getting started and we could not be more excited about the future of MICT. We thank you for your continued support and we look forward to sharing our progress with you as it develops.

I’ll now turn the call over to Scott Gordon for our Q&A session.

SCOTT:

Thank you, Darren. The company received many questions from investors for today’s call and we thank you for your interest, feedback and continued support as shareholders. Many of these questions were repetitive and so on today’s call we will be addressing the most frequently asked questions. Additionally, the company has received a number of questions that are seeking information about things not disclosed by the company or are forward looking, as well as a number of questions regarding share price fluctuations and the trading activities of its shares. As a matter of policy and regulatory compliance the company does not offer interim operational or financial updates, forward looking guidance or capital markets strategies, or comments on the performance of its shares in the market.

With that, the first question is:

1. One of your valuable assets is the cash on your balance sheet, what is the latest position on cash burn and why did you apply for such a large shelf registration in May.

[As you can see from the movement in our cash balance between 31st March 2021 and 30th June 2021, and bearing in mind that we have funded considerable development costs across all three of our fintech verticals, especially as we near the launch of both Magpie and our Commodity Platform, our operational cash burn is de minimis.

With regard to the shelf registration statement, this is denominated in monetary terms and in line with best practice we felt it was important to ensure sufficient headroom, including if our share price and market capitalisation were to hopefully appreciate considerably. A shelf of $750million would not be particularly large if our market capitalisation is $5billion.]

2. Your growth in insurance revenues has been impressive again in Q2. Do you have an approximate split of the revenue between the main categories of insurance product, and is all the Q2 revenue from B2B sales?

[As you would expect, we offer a full range of the most popular forms of insurance policy, as for the split, I don’t feel it is appropriate to go into that today. What I can though say is that our strategy has been ultimately to get access to as many underlying insurees brokers as possible with two aims: (i) to ultimately migrate from a B2B to a B2C model, which will have a significant positive impact on our margins; and (ii) to offer more profitable insurance products, there is currently ongoing a huge surge in China towards medical and life insurance, both of which offer exceptionally high profit margins and we want to be a major operator in this area.

What I can also tell you is that we are seeing a significant rise in the number of insurees on our platform, and whilst this will continue, we also have one eye on executing stage 2 and we are confident we can evidence that shift in the second half of the year]

3. I note from the results that gross margins were lower in Q2 2021 compared to Q1 2021, what is the reason for this and will it be a continuing trend?

[As you can see, our gross margin was down in Q2 and there are a couple of reasons for that, the first is very much in line with my explanation of our overall strategy, which if you remember involves signing large numbers of new insurees within a relatively short space of time, which we have done by offering certain incentives. Secondly, because of seasonality in the market, the rates from a number of insurance providers are reduced at this time of year, and some of this reduction we have absorbed ourselves.

I am pleased to say that we expect the margins in Q3 and Q4 to bounce back.]

4. What other areas of insurance do you intend to launch over the next 12 months?

[I think I have covered this quite well in our previous answers, it is however worth emphasising that the larger we can grow our customer base of insurees, the better positioned we are to expand our product base and to also move into more specialised and niche higher-margin insurance products. This is a key part of our growth strategy, which we believe we are executing against well.]

5. When you do you expect to launch B2B2C and B2B sales in your insurance business and do you expect this to have a material impact on acceleration in growth?

[as we said in the presentation, this is a key focus for us, we hope to be able to move this forward in B2B2C in the near future, we are very target specific as to which online channels we want to work with.

Additionally, it should be noted that we have to support both the B2B and B2B2C channels with a broad licensing base, and to explain that a bit more, on the one hand we have the nationwide brokerage internet licence, which is hugely important, but we also need to process that business in the province where it originates and to that end I can say we have made very significant process already in Q3 in extending those provincial licenses considerably.]

6. Your Magpie launch appears to be slightly behind schedule, what is the reason for this and when is the launch now scheduled for?

[I think it is fair to see that it has taken us a little longer to get the point of full launch that we had hoped for, but only by a matter of a few weeks, and what I want all our shareholders to understand is the important of this particular vertical to shareholder value, and so we did go into soft launch early in Q3, and as a result of that extensive testing we have been able to improve its functionality, include a number of enhancements, ensure its robustness and provide what we believe is a better user experience for the customer.

But I do want our shareholders to also understand that we rely on a number of data feeds from companies outside of our control and a day or two of delay on turning away bug-fixes and feeds can have a knock effect on overall timetable.

I must reiterate to all, such is the importance of this app to the Company, that I would not want us to take any risks in terms of launching before we are completely ready and all the testing has been completed.]

7. Would you say that the testing of Magpie has been a success and what has the feedback been like? Have any of the trial users compared Magpie to FUTU, UP Fintech, WeBull and even Robinhood?

[There are two parts to my answer, the first I have already dealt with in my earlier answer about the importance of testing, and secondly, yes it is correct that the majority of not all of the testers have been users of one or more of the other apps you have mentioned.

We are now confident of launching a very good app in the middle of September and the plans for further technical development and improvements, later this year and into next year, are also very exciting.]

8. How do you intend to acquire new users and to market Magpie so that you can penetrate the market quickly and effectively?

[As you would expect, we have a very targeted marketing plan with all the required data analytical tools which are necessary for successful customer acquisition in this market place, we have brought on leading data analysts, both inhouse and through external partnership and we believe that are marketing plan is very exciting, and clearly I will update you on that in our Q3 results.

As I said in a previous answer, we have a detailed and thorough plan in place for marketing and customer acquisition.

Our competitors will be keen to find out our marketing strategy at their earliest opportunity, whereas we want to keep it under wraps until it is launched.]

9.       What is the latest update on the commodity trading and futures business and what is the current position on a launch date?

[We are very much on track to launch our platform before end of September and it is anticipated this will be shortly after the launch of Magpie. So I hope people understand from our presentation, the Shanghai Oil and Gas Trade Centre, is responsible for at least 20% of all oil and gas trades in China. Their association of in excess of 2,500 members, including super-huge oil and gas companies, through to city and provincial government departments, through to a host of medium sized companies involved in the industry. We hope to act as a broker for a few hundred of those members.

How do we monetise that? The Shanghai Trade Centre has connected with the Shandong Commodity Exchange and we are converting business from what has historically been more of sales and purchase platform onto an exchange that offers the potential for multiple transactions on the same trade. The benefits to the underling customer and the market are obvious, for example facilitating hedging, protections against foreign exchange risk and better management of market volatility.

We expect to start increasing our numbers of customers as we move into Q4 and then 2022, and we will keep everyone updated on our progress.]

10. What is the Company’s strategy for delivering what you presumably expect to be significant growth in its commodity business?

[I think I have answered your question in my previous answers]

11. There is a lot of talk in the press and on financial websites at the moment about the Chinese Government clamping down on certain business sectors, including on technology. It is my understanding that both the insurance sector and the financial services sector are already highly regulated in China, do you feel that this significantly reduces the risk of government intervention in the future. Would you say that the recent and expected future actions of the Chinese Government will ultimately help MICT or do you see it as a major risk?

[That is a very good and fair question.

There are many opinions on this, some more qualified than others, I am not sure where mine ranks, but I will give it a go. In my humble opinion, a number of western journalists and commentators have perhaps over-egged zealousness of the Chinese Government and the introduction of regulation in those industries in recent headlines.

I don’t to turn this into a political statement, but when you look at the relevant industries in the US and Europe, there aren’t any that don’t have a regulatory body overseeing their membership and any industry in the fintech space in the west are always highly regulated to ensure the protection of the underlying customer and I am not sure that the actions in China are really any different.

We have to remember that in relative terms, China is a brand-new economy and its civil code is less than 40 years old, and so in what is a fast moving world, particularly with the introduction of online businesses and mobile apps, which have required the introduction of a regulatory process and framework. The same policies we have had in the west for generations.

Now lets look at the question of who it impacts us: (i) Magpie, which is currently licenced by the HK SFC, a premiere international stock exchange, with decades of good standing, and somewhere we are very proud to have received regulatory approval from; (ii) insurance, we are very observant of all the requirements in what is a heavily regulated financial services sector; (iii) commodity trading – again we are working within the framework and adhering what that framework allows.

So whilst I can never guarantee that any of our businesses will ever be adversely impacted, because that is well above my pay-grade, I do take a high degree of comfort that given we operate in already highly regulated areas and the headlines we have seen have related to areas where there has been little or no regulation, and we always comply with all the rules and regulations in the businesses sectors we operate within.]

12. Do you expect to make any further acquisitions across any of the fintech verticals, or perhaps in a new complimentary fintech vertical, in the foreseeable future?

[That is question I have to be very careful in answering bearing in mind the rules on forward looking statements, except to say that if there is ever an opportunity brought to us that enhance shareholder value, we will of course give it full consideration.]

13. The Company’s share price performance has been disappointing since your first post-merger placing in November. There is a concern that this placing and the subsequent two have seriously damaged shareholder value. Are you able to address this concern?

[Gosh, it seems I have to address this point at every meeting. I always try to answer shareholder questions with the greatest respect,

Lets look at what we have done as a management team since November, we have created and launched a new insurance platform, that has generated significant revenues and strong quarter on quarter growth, and secured both nationwide internet licenses and a board range of local licences, and as I said earlier

Without the proprietary software we have developed, and without the licences and without the working capital, there would have been no business; (ii) Magpie, where we have again developed our own proprietary software and platform, and acquired a valuable HK SFC licence, which required a $30m capitalisation under the capital adequacy rules, funded it to $60m to ensure it can grow as desired and also offer margin finance to customers, and so on.

Without those fund raises, we may not have been able to secure the licenses we have obtained and we may have compromised our approval, and even if we had been able to launch our app, it is unlikely that without the cash we would have been able to roll it out and also offer the margin finance that we expect will be one of our most important profit drivers.

(iii) the Commodities platform – without the ability to show a strong balance sheet, it is highly unlikely we could have progressed our deal with the Shanghai Oil and Trade Centre and

So you ask me if my Board and I feel responsible for damaging shareholder value as a result of these fund raisings, I think you need to ask yourself where would the company be if we hadn’t done this.

None of the three fintech businesses could have achieved anywhere near their current position and got into a position where they have such exciting prospects if we hadn’t completely these funding rounds. The true shareholder is there and the share price will.]

14. You clearly have a very valuable financial services and securities licence in Hong Kong, do you intend to apply for licences in any other jurisdictions?

[In line with our key competitors, we are looking at other areas in the world where we can introduce our app and we are looking at the required licences in those jurisdictions and certain areas are already under consideration, but the most important thing is to complete the full launch of the app in China and get it trading.]

15. Bearing in mind how much development and testing you have had undertaken on Magpie, which appears to have taken a little longer to complete than you originally expected, do you still believe you made the right decision to build your own platform and technology, rather than white-labelling a third party solution?

[Unquestionably I believe it was the right thing to do to build our own app. The benefits to shareholders and shareholder value significantly outweighs any downside: (i) flexibility on the product we want to offer, and I hope our shareholders realise the distinction between our app and our competitors when they see it in action in a small number of weeks; (ii) not having to share significant parts of our margin with a white label provider; (iii) providing our own margin finance and retaining the whole of the margin, without having to share it; and (iv) owning the data relating to all our customers.

I think the value of owning our own proprietary platform is considerable and significantly outweighs the costs and additional time involved.]

16. With your stake in Micronet reduced to 37% and you no longer having to consolidate its numbers into MICT, what is your strategy for your investment in Micronet and why did you chose not to keep majority control.

[Let me deal with the second part of your question first. We were given the opportunity to invest into Micronet’s recent fund raising, which our Board respectfully declined, given that the operations of Micronet are no longer core to the direction the rest of the Group’s businesses, the Board felt it more appropriate to ensure its resources, including cash, were best invested in those businesses rather in Micronet.

Nevertheless, we are still remain to be a very large shareholder and we wish the Board and management team of Micronet all the success in the future. Our decision not to invest in Micronet was based on the fact we have

We are not involved in managing Micronet, we are merely a passive investor. ]SCOTT:

This concludes the question-and-answer session of the call. I will now return the call to Darren Mercer for closing remarks.

Conclusion: Darren Mercer

I’d like to thank everyone for taking the time today to join the call and for your ongoing support.

I look forward to updating you on our Second Quarter results conference call and providing further progress updates.

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